Exhibit 24(b)(4.32)

ING Life Insurance and Annuity Company

ENDORSEMENT

The Contract, and the Certificate, if applicable, is hereby endorsed as follows:

All references to the Administrative Charge are deleted from the Contract.

All references to Mortality and Expense Risk Charge are deleted and replaced by the term "Daily Asset Charge".

The following is added to the Definitions section:

Daily Asset Charge
A Daily Asset Charge expressed as an annual rate of Account Value that will be deducted daily from amounts invested in the Separate Account to reimburse the Company for mortality, expense and administrative risks, profit and, to the extent Plan fiduciaries direct us to pay Plan administration fees to other service providers, if payment of such expenses are permitted under the Plan.

Subaccount Administrative Adjustment Charge
This charge applies to a select group of Investment Options. It is assessed on assets invested in these Investment
Options only and varies by Investment Option. The Investment Options subject to this charge are identified in
Contract Schedule I. All Investment Options listed in Contract Schedule I may not be available under the Contract.
The charge is expressed as an annual rate that will be deducted daily from amounts invested in these Investment
Options to reimburse the Company for differences in the amount of marketing, distribution and administrative expenses.

Section 1.17 (Charges for Additional Services) is deleted and replaced with the following:

The Company and the Contract Holder may agree in writing to have additional services provided to the Plan by the
Company, its licensed representatives, or other service providers under a separate administrative services agreement. With our consent, all or a portion of the cost of such additional services may be billed and paid directly to us by the Plan sponsor, deducted from Individual Accounts, or assessed as an increase in the Daily Asset Charge on the Funds and a reduction in the credited interest rate on the Fixed Plus Account II. The cost of such additional services and the frequency at which they may be paid will be specified in the separate agreement between the Plan sponsor and us.

Section 1.18 (Charges Subject to Change) is deleted and replaced with the following:

Charges to the Separate Account and Fixed Plus Account II during the Accumulation Phase (see Section 3.07) may vary on an annual basis (increase, decrease, or be eliminated) based on the total assets held in all Individual
Accounts under the Contract, the average participant balance, if there are changes to compensation or any other change to additional services provided to the plan. In determining total assets, we may aggregate Individual Accounts established under different Company Contracts. The aggregate amount is equal to the sum of assets in all Individual
Accounts under this Contract, plus the value of Individual Accounts under other Company Contracts of the same class issued to the Contract Holder. We will determine initial charges based on our estimate of the amount that will be allocated to the Contract during the first contract year, the average participant balance expected during the first contract year, and compensation option selected.

Section 3.06 (Net Investment Factor) is deleted and replaced with the following:

The net investment factor is used to compute the accumulation unit value for any Fund.

For each Valuation Date, for each Fund, the net investment factor is equal to 1.0000000, plus the net return rate.

The net return rate equals:

[a - b - c]
------------- - e
d
Where:

a is	the value of the shares of the Fund held by the Separate Account on the current Valuation Date;
b is	the value of the shares of the Fund held by the Separate Account on the prior Valuation Date;
c is	taxes or provisions for taxes, if any, on the Separate Account (with any federal income tax liability offset by foreign tax credits to the extent allowed);

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d is	the total value of the accumulation units and Annuity units of the Separate Account on the prior Valuation
Date; and
e is	Separate Account daily charges for Daily Asset Charges and Subaccount Administrative Adjustment Charges
as shown on Contract Schedule I under Daily Charges to the Separate Account.

The net return rate may be greater or less than zero percent.

Section 3.07 (Charges to the Separate Account) is amended as follows:

During the Accumulation Phase, we may deduct a Daily Asset Charge and Subaccount Adjustment Administrative
Charge from the Individual Account value invested in the Separate Account. The charges to the Separate Account are shown on Contract Schedule I under Daily Charges to the Separate Account and are deducted daily.

Section 6.04 (Withdrawal Charge) is amended as follows:

During the Accumulation Phase, we may deduct a Withdrawal Charge from the Individual Account value withdrawn, or in the event a Withdrawal by the Contract Holder, from the entire amount withdrawn. The charge, if any, is a percentage amount withdrawn from the Funds and/or Fixed Interest Options (except, if applicable, the Fixed Plus
Account II).

The Withdrawal Charge, if any, is shown on Contract Schedule I under the Withdrawal Charge or in the TAB endorsement, if applicable.

Section 9.13 (Charges to the Separate Account) is amended as follows:

During the Annuity Phase, we may deduct a Daily Asset Charge from the Individual Account Value invested in the
Separate Account.

The maximum charges to the Separate Account are shown on Contract Schedule II under Daily Charges to the
Separate Account. If applicable, the charges are deducted daily.

Endorsed and made part of the Contract, and the Certificate, if applicable, on the Effective Date of the Contract and
Certificate.

                /s/Catherine H. Smith

President
                                               ING Life Insurance and Annuity Company

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